EXHIBIT 5.1
[White & Case LLP Letterhead]
June 16, 2011
JETBLUE AIRWAYS CORPORATION
118-29 Queens Boulevard
Forest Hills, New York 11375

Re:	JetBlue Airways Corporation 2011 Incentive Compensation Plan: the JetBlue Airways Corporation 2011 Crewmember Stock Purchase Plan
Ladies and Gentlemen:
     We refer to the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), in the form in which it is to be filed on the date hereof by JetBlue Airways Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”), relating to the registration of 15,000,000 shares of Common Stock, par value $0.01, issuable pursuant to JetBlue Airways Corporation 2011 Incentive Compensation Plan (the “2011 Incentive Plan”) and 8,000,000 shares of Common Stock, par value $0.01, issuable pursuant to the JetBlue Airways Corporation 2011 Crewmember Stock Purchase Plan (the “2011 Stock Purchase Plan”). We are familiar with the proceedings taken and proposed to be taken by the Company, in connection with the registration pursuant to the Registration Statement to be filed by the Company with the Commission under the Securities Act.
     We have examined such documents, certificates, records, authorizations and proceedings and have made such investigations as we have deemed necessary or appropriate in order to give the opinion expressed herein. We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.
     Based on the foregoing, it is our opinion that the above-referenced 15,000,000 shares of Common Stock reserved for issuance under the 2011 Incentive Plan and 8,000,000 shares of Common Stock reserved for issuance under the 2011 Stock Purchase Plan have been duly authorized by the Company and, when issued as provided under the 2011 Incentive Plan and the

2011 Stock Purchase Plan, will be validly issued, fully paid and nonassessable shares of Common Stock of the Company.
     We do not express or purport to express any opinions with respect to laws other than the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such Law.
     We do not undertake to advise you of any changes in our opinion expressed herein resulting from matters that may arise after the date of this letter or that hereinafter may be brought to our attention. We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ White & Case LLP